Exhibit 99.1

DRI Corporation Posts First Quarter 2009 Results

  Positive Trends Indicated for FY2009
  FY2009 EPS Guidance is 20 Cents
  Well Positioned to Grow Shareholder Value Even in Slow Economy
  Conference Call Slated May 18, 2009, at 11 a.m. (Eastern)

DALLAS--(BUSINESS WIRE)--May 15, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that it posted first quarter 2009 net sales of $13.3 million, as compared to $17.0 million sales for the same period last year.

David L. Turney, Chairman, President, and Chief Executive Officer, said: “Our first quarter was soft, as expected and as noted in our prior guidance. We posted a net loss of 9 cents per diluted common share outstanding, as compared to a net profit of 6 cents per share for the same period last year. The softness was primarily a matter of temporary timing delays on orders and shipments. We believe that we are presently well into an expected sharp increase in revenue and earnings for both second quarter and fiscal year 2009, as noted in our previous guidance. The global economic slowdown has had minimal impact on DRI; we believe that we are well positioned to actually grow and improve earnings even in the present tough economy.”

Earlier today, the Company filed with the Securities and Exchange Commission (SEC) a Form 10-Q for the period ended March 31, 2009.

FIRST QUARTER RESULTS

For the period ended March 31, 2009, net sales were $13.3 million and the net loss to common shareholders was $1.1 million, or 9 cents per diluted share. This compares to net sales of $17.0 million and a net profit of $648 thousand, or 6 cents per diluted share, for the same period last year.

Basic weighted-average shares outstanding as of March 31, 2009, were 11.5 million, as compared to 11.2 million a year ago. Diluted weighted-average shares outstanding as of March 31, 2009, were 11.5 million, as compared to 12.9 million a year ago.

ORDER FLOW

“Our order flow is growing solidly and is supportive of the upturn in shipments that is underway, consistent with prior guidance. The global surface transportation market, which we serve, is positive and generally continues to grow even as most other markets suffer from the global economic slowdown. For DRI, the slowdown has been limited and confined to certain international served market sectors as opposed to being across all or most served market sectors. Long-term positive market drivers for the global transit industry include traffic gridlock, environmental and sustainability issues, quality of life, mobility, economic issues, and the need to provide safe and secure transportation systems – points of worldwide concern that tend to be with us everywhere and at all times. People tend to use transit services in both good and bad times, thus somewhat insulating the sector from economic downturns of the type presently being experienced worldwide,” Mr. Turney said.

“We previously announced that more than 50 inquiries had been received by our domestic operations under the American Recovery and Reinvestment Act of 2009; proposals are being submitted to customers in response. We have seen the first of those proposals convert into a firm order and we expect to see additional orders in the coming weeks as the federal deadline for commitment of the funds nears. It is difficult to forecast the likely outcome of this unique and largely incremental order activity. However, if it substantially translates into firm orders, we could potentially see up to $17 million in additional revenue for our domestic operations over fiscal years 2009 and 2010, with some possibly flowing into fiscal year 2011. The American Recovery and Reinvestment Act of 2009 provided $8.4 billion in federal funding for public transportation infrastructure projects; on average that represents about a 40 percent annual increase in funding if over a two-year period,” Mr. Turney said.

“The Company’s international operations have seen continued good order flow despite the earlier announced customer procurement plan revisions, including rescheduling of delivery dates and some scale-back that we believe might have been at least partially related to the economic slowdown in certain international market sectors. Nevertheless, we remain very optimistic about our international business’ ability to grow revenue, backlog and profits,” Mr. Turney said.

BACKLOG

“The Company’s backlog was $16.3 million at March 31, 2009. This compares to $9.9 million at Dec. 31, 2008. Our backlog is increasing, but it is just part of the order visibility that we have,” Mr. Turney said.

FY2009 FORECAST REMAINS UNCHANGED

Mr. Turney said: “Second quarter 2009 is expected to be profitable with a substantial increase in revenue over the first quarter 2009. The build-up to what we believe will be another record year is well underway. While shifting currency exchange rates impact the total revenue in U.S. dollars, we continue to believe our fiscal year 2009 revenues, based on the currency exchange rates at the time our fiscal year 2009 guidance was announced, will approximate $90 million – which would represent an increase of approximately 28 percent over fiscal year 2008. This estimate is expected to be affected by the impact of currency exchange rates; we will further address that issue in the guidance update to be issued with the second quarter results. However, notwithstanding the question of currency exchange rates, we expect that fiscal year 2009 earnings will approximate 20 cents per share; this includes estimates of utilization of tax loss carry forwards that we have available in the U.S. and Germany. If achieved, we believe this would be remarkable in light of the present worldwide economic slow down, particularly when considering that our fiscal year 2008 revenues represented an increase of more than 22 percent above our fiscal year 2007 and our earnings per share for fiscal year 2008 were 10 cents. We want to reiterate that our revenue stream normally has a significant level of larger contract content – the final timing of delivery of which is dependant upon customer decisions that can be difficult to predict with precision – and, accordingly, our business will always have a degree of quarterly variability.”

CONFERENCE CALL INFORMATION

Management will discuss first quarter 2009 results during an investors’ conference call on Monday, May 18, 2009, at 11 a.m. (Eastern).

  To participate in the live conference call, dial one of the following telephone numbers approximately five minutes prior to the start time: domestic, (800) 853-3895; or international, (334) 323-7224. The confirmation code is “DRI.”
  Telephone replay will be available through Aug. 14, 2009 via the following telephone numbers: domestic, (877) 656-8905; or international, (334) 323-9859. The replay passcode is 76890818.
  To participate via webcast, go to http://viavid.net/dce.aspx?sid=00006479. The webcast will be archived until Aug. 14, 2009.

MARK YOUR CALENDAR

  The DRI Annual Meeting of Shareholders will take place June 2, 2009, at The Westin Galleria Dallas, 13340 Dallas Parkway, Dallas, Texas 75240. Registration will begin at 8:30 a.m. (Central) and the business meeting will commence at 9 a.m. (Central). Shareholders of record at the close of business on April 13, 2009, were entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.
  On or about Aug. 14, 2009, the Company plans to file with the SEC a Form 10-Q for the period ending June 30, 2009.
  On or about Aug. 17, 2009, management plans to discuss second quarter 2009 results during an investors’ conference call.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, anticipated increases in shareholder value, and expectations regarding the Company’s ongoing business plan, expectations for transit industry support for the Company; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that forecasted the timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan may not prove accurate over time, or that the transit industry does not provide the expected support we anticipate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2009, and quarterly report on Form 10-Q filed May 15, 2009, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)

	March 31, 2009 (Unaudited)	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$577	$598
Trade accounts receivable, net	10,079	12,403
Current portion of note receivable	86	86
Other receivables	472	431
Inventories	11,179	10,662
Prepaids and other current assets	616	427
Total current assets	23,009	24,607

Property and equipment, net	3,772	3,607
Long-term portion of note receivable	172	172
Goodwill	8,407	9,034
Intangible assets, net	710	790
Deferred tax assets, net	-	94
Other assets	1,108	1,157
Total assets	$37,178	$39,461

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$2,858	$3,743
Loans payable	594	719
Current portion of long-term debt	180	193
Current portion of foreign tax settlement	395	386
Accounts payable	6,975	5,347
Accrued expenses and other current liabilities	3,823	4,359
Preferred stock dividends payable	21	16
Total current liabilities	14,846	14,763

Long-term debt and capital leases, net	5,193	5,149

Foreign tax settlement, long-term	470	528

Deferred tax liabilities, net	40	137

Liability for uncertain tax positions	273	300

Commitments and contingencies

Shareholders' Equity and Noncontrolling Interests
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 500 shares authorized; 80 shares issued and outstanding at March 31, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	337	337
Series G Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 600 shares authorized; 452 and 444 shares issued and outstanding at March 31, 2009, and December 31, 2008, respectively; redeemable at the discretion of the Company after five years from date of issuance.	1,978	1,938
Series H Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 600 shares authorized; 65 and 64 shares issued and outstanding at March 31, 2009, and December 31, 2008, respectively; redeemable at the discretion of the Company after five years from date of issuance.	277	272
Series J Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 250 shares authorized; 90 shares issued and outstanding at March 31, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	388	388
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 20,000 shares authorized; 166 shares issued and outstanding at March 31, 2009, and December 31, 2008; redeemable at the discretion of the Company at any time.	830	830
Common stock, $.10 par value, 25,000,000 shares authorized; 11,487,130 and 11,466,606 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively.	1,149	1,147
Additional paid-in capital	32,394	32,706
Accumulated other comprehensive income - foreign currency translation	(492)	512
Accumulated deficit	(21,116)	(20,398)
Total DRI shareholders' equity	15,745	17,732
Noncontrolling interests
Noncontrolling interest - Mobitec Brazil Ltda.	384	596
Noncontrolling interest - Castmaster Mobitec India Private Limited	227	256
Total noncontrolling interests	611	852
Total shareholders' equity	16,356	18,584
Total liabilities and shareholders' equity	$37,178	$39,461

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2009	2008

Net sales	$13,265	$17,025
Cost of sales	9,516	10,993
Gross profit	3,749	6,032

Operating expenses
Selling, general and administrative	4,473	4,309
Research and development	79	287
Total operating expenses	4,552	4,596

Operating income (loss)	(803)	1,436

Other income (loss)	(6)	92
Foreign currency gain (loss)	(125)	163
Interest expense	(336)	(303)
Total other income and expense	(467)	(48)

Income (loss) before income tax expense	(1,270)	1,388

Income tax (expense) benefit	19	(370)

Net income (loss)	(1,251)	1,018

Net (income) loss attributable to noncontrolling interests	241	(296)

Net income (loss) attributable to DRI	(1,010)	722

Provision for preferred stock dividends	(76)	(74)

Net income (loss) applicable to common shareholders	$(1,086)	$648

Net income (loss) per share applicable to common shareholders
Basic	$(0.09)	$0.06
Diluted	$(0.09)	$0.06

Weighted average number of common shares and common
share equivalents outstanding
Basic	11,473,219	11,197,563
Diluted	11,473,219	12,873,397

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com